Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-273491 and 333-266329) and Form S-8 (Nos. 333-270824, 333-263786 and 333-257191) of Telesis Bio Inc. of our report dated March 28, 2024, which includes an explanatory paragraph relating to Telesis Bio Inc.’s ability to continue as a going concern, relating to the consolidated financial statements as of and for the years ended December 31, 2023 and 2022, which appears in this Annual Report on Form 10 K.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 28, 2024